SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)  May 7, 2006

deCODE genetics, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-30469	04-3326704
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Sturlugata 8, IS-101 Reykjavík, Iceland

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code +354-570-1900

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 7.01  Regulation FD Disclosure

On May 7, 2006, deCODE genetics, Inc. issued the following press release:

deCODE Discovers Major Genetic Risk Factor for Prostate Cancer

Milestone in cancer genetics: a common genetic variant conferring significant risk of a common cancer in the general population

Reykjavik, ICELAND, May 7, 2006 — Scientists at deCODE genetics (Nasdaq:DCGN) along with academic colleagues in Iceland, the US and Sweden today report the discovery of a common genetic variant that predisposes to prostate cancer. The variant was discovered in Iceland and confirmed in several American and Swedish cohorts. About 19% of men of European ancestry with prostate cancer carry at least one copy of the variant, which confers an approximately 60% increase in risk of the disease and accounts for approximately 8% of cases. The variant confers roughly the same increase in risk among African Americans but is twice as common. The variant thus accounts for approximately 16% of prostate cancer among African American men and thereby contributes to the higher incidence of the disease among African Americans. The paper is entitled: “A common variant associated with prostate cancer in European and African populations.” It is published today in the online edition of Nature Genetics at www.nature.com/ng, and will appear in the journal’s June print edition.

“This is one of the first genetic variants ever found to confer significant risk of a major cancer among the population in general. Most previously identified cancer genes have their effect on cancer risk only in families with a clear family history of cancer, or are only found mutated in tumors. This discovery is important from a medical standpoint because the only firmly established risk factors for the disease until now have been age, family history and ethnicity. As this variant also appears to be associated with the development of more aggressive prostate tumors, a diagnostic test for the variant may enable doctors to make more informed decisions as to how closely they should monitor those who are at high risk, and how aggressively they should treat the disease once it presents. We plan to use this discovery as the basis for the development of such a diagnostic test,” said Kari Stefansson, CEO of deCODE and senior author on the study.

The variant is located within a putative gene of unknown function in a region on chromosome 8 known to be one of the most frequently amplified chromosomal regions in prostate tumors.

The total number of patient and control samples analyzed in the study was 3430 and 2675, respectively. Study groups were drawn from the Icelandic Cancer Registry; CAPS1, a population-based study of prostate cancer patients in Sweden; the Prostate Cancer Specialized Program of Research Excellence (SPORE) at Northwestern University; and the Flint Men’s Health Study and the Prostate Cancer Genetics Project, both of the University of Michigan.

Prostate cancer

Prostate cancer is the most common non-cutaneous cancer in men in the industrial world, and is responsible for more deaths among men than any other cancer except lung cancer. Prostate cancer develops most frequently in those over fifty. However many men who develop prostate cancer never have symptoms, undergo no therapy, and eventually die of other causes. Whether and how to treat localized prostate cancer is thus a difficult decision, and depends largely upon an appraisal of the aggressiveness of the tumor and the likelihood that the cancer will spread to other organs.

About deCODE

deCODE genetics (NASDAQ:DCGN) is a global leader in applying human genetics to develop drugs for common diseases. Our population approach has enabled us to discover and target key biological pathways involved in conditions ranging from heart attack to cancer. We are turning these discoveries into new medicine to better treat and prevent many of the biggest challenges to public health. deCODE is delivering on the promise of the new genetics.SM Visit us on the web at www.decode.com.

Any statements contained in this presentation that relate to future plans, events or performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, among others, those relating to technology and product development, integration of acquired businesses, market acceptance, government regulation and regulatory approval processes, intellectual property rights and litigation, dependence on collaborative relationships, ability to obtain financing, competitive products, industry trends and other risks identified in deCODE’s filings with the Securities and Exchange Commission. deCODE  undertakes no obligation to update or alter these forward-looking statements as a result of new information, future events or otherwise.

*****

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

deCODE genetics, Inc.

	By:	/s/ KARI STEFANSSON
Kari Stefansson,
President, Chief Executive Officer

Dated: May 9, 2006